UNITED STATES
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VIVUS, Inc.
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On July 2, 2013, VIVUS, Inc., or the Company or VIVUS, released a letter to the Company’s stockholders updating the stockholders on recent developments in the Company’s business and urging them to vote for the Company’s director nominees at the Company’s 2013 Annual Meeting of Stockholders.  The letter is being mailed to the Company’s stockholders.  A copy of the letter is attached as Exhibit 1.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the Securities and Exchange Commission, or the SEC, in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information.  Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.

Exhibit 1

July 2, 2013

Dear VIVUS Stockholder:

We appreciate your continued patience amidst the recent blizzard of letters and press releases.  We view the campaign by First Manhattan Co. (“FMC”) to replace VIVUS’s entire Board and management team to be a serious threat to VIVUS and the value of your investment.  It is our obligation to you as your fiduciaries to prevent this from happening.

FMC appears to claim that if stockholders elect its director nominees, Qsymia® (phentermine and topiramate extended-release) capsules CIV will be an instant success.  In our view, there are no shortcuts to unlocking the value represented by Qsymia.  Furthermore, FMC’s “plan” is woefully short on details and contains ideas no different from what the VIVUS Board and management team are already implementing or executing.  Sam Colin is an investor who has never run a pharmaceutical company and his hand-picked slate of director nominees lack executive experience in pharmaceutical commercialization. We believe that the election of the FMC slate will result in FMC’s nominees spending an unnecessary six months to a year studying what to do, before concluding that VIVUS is already on the right path to maximize stockholder value.  In the meantime, competing drugs will have been launched into the marketplace and commercialized, and will perhaps have gained an insurmountable advantage.  We believe that by electing FMC’s slate, the Qsymia opportunity likely will have been missed.

Remember, under the direction of your current Board, VIVUS’s management team developed and won FDA approval for Qsymia in 2012.  Since then, your management team has worked tirelessly to increase awareness and access, the two main barriers to unlocking Qsymia’s value.  In particular, we have made significant progress in establishing obesity as a drug treatment category and broadening reimbursement coverage.  Despite FMC’s disruptive efforts, your Board and management team have made meaningful progress that is positioning us to grow stockholder value.  In the last two weeks alone, we announced that SPEDRA™ (avanafil) (the EU name for STENDRA™) has been approved in Europe, and we announced that Qsymia is available in approximately 8,000 certified retail pharmacies ahead of schedule.

It is important to remember that it is the current VIVUS Board and management team that has the institutional knowledge of Qsymia.  It is the current VIVUS management that has been dealing with, and has achieved the important modification of, the highly restrictive REMS for Qsymia.  And it is the current VIVUS management that has the valuable relationships with regulators, medical associations, payors, policy makers, medical thought leaders, prescribing physicians, and most critically at this juncture, potential partners/acquirers. A complete turnover of the VIVUS Board and management team at this time will significantly jeopardize these important relationships and further delay the success of Qsymia.

Qsymia is a unique product, and we are confident that it will be a top-selling drug.  Your Board and current management team have accomplished a great deal in laying the groundwork for significant sales growth, which we expect to achieve in the second half of this year. As mentioned, there are no shortcuts to realizing Qsymia’s value.

We are asking for your support by voting to re-elect the current Board.  Your vote is extremely important, no matter how many or how few shares you own.  Protect your investment in VIVUS by voting the GOLD proxy card today.

We urge you to vote today by Internet, by telephone or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided.  Please do not return or otherwise vote any proxy card sent to you by FMC.  If you have already voted a white proxy card sent to you by FMC, you have every right to change that vote by simply voting a later-dated GOLD proxy card.  Please review our proxy materials and other stockholder communications at www.vivus.com.

The fate of the Qsymia opportunity is at stake.

Sincerely,

The VIVUS Board of Directors

If you have any questions, or would like assistance

voting your GOLD proxy card, please contact:

Call Toll Free: (800) 607-0088

Call Collect: (203) 658-9400

E-mail: vivusinfo@morrowco.com

About Qsymia

Qsymia® (phentermine and topiramate extended-release) capsules CIV is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA, or avanafil, is approved by the FDA for the treatment of erectile dysfunction, or ED, in the U.S. VIVUS, through collaboration arrangements with third parties, intends to market and sell STENDRA in the U.S. and under the trade name SPEDRA in the EU and other territories outside the U.S.  Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian Pacific Rim countries.

VIVUS is currently in discussions with potential partners to commercialize STENDRA in the United States and other territories throughout the world.

It is recommended that STENDRA should be taken approximately 30 minutes before sexual activity. STENDRA should not be taken more than once per day.  For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA™ (avanafil) is indicated for the treatment of erectile dysfunction.

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconozole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets. The recommended starting dose is 100 mg

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the implementation of our REMS amendment and expansion to retail distribution, the broadening payor reimbursement, the expansion of Qsymia’s primary care presence, the outcomes of our discussions with pharmaceutical companies and our strategic and franchise-specific pathways for Qsymia. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission (the “SEC”). VIVUS does not undertake an obligation to update or revise any forward-looking statements.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.